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                                                                      Exhibit 99

KOGER                                              KOGER EQUITY, INC
                                                   8880 Freedom Crossing Trail
                                                   Jacksonville, Florida 32256
                                                   (904) 732-1000


                                                                           NEWS
(FL-KOGER-EQUITY)(KE)
KOGER EQUITY ANNOUNCES MAJOR MANAGEMENT REORGANIZATION

         JACKSONVILLE, Fla.--June 16, 2000--Koger Equity, Inc. (NYSE:KE), one of the leading suburban office park developers in the Southeast and owner of 12.2 million feet of office space, today announced a major management reorganization.

         The Company, a self-managed real estate investment trust, will implement a streamlined, decentralized management team for greater efficiency. CEO Thomas J. Crocker said, "The management reorganization creates a more flexible and responsive structure that will enable Koger Equity to better capitalize on the strength of its underlying real estate assets and opportunities into the future."

         Under the management reorganization adopted by the Board today:

         - Koger Equity President and COO James "Bud" Teagle will retire as of July 31. He will remain a member of the Board of Directors and become a consultant to the company.

         - A total of 20 existing positions are being eliminated, including COO, head of operations and four division managers. Additionally, three full divisions - marketing, development and administration - are being eliminated.

         - A streamlined management team of three new senior vice presidents, current senior vice president Bryan Howell and current CFO Robert Onisko are to report directly to Crocker. The three new senior vice presidents are Christopher Becker, Thomas Brockwell and Drew Cunningham, all of whom formerly held similar positions with Crocker Realty Trust. Four administrative staff join the Company to support the executive management team.

         The reorganization plan will reduce staff by a net of 13 positions. Crocker, who assumed the CEO post in March, said that the new structure provides strong leadership and greater accountability.

         "The reorganization builds on Koger Equity's recent excellent performance," Crocker added. He cited the Company's first quarter 2000 increase in Funds From Operations ("FFO") of 5% before one-time charges and its conservative debt to equity ratio of 44%.

         During the second quarter of 2000, the restructuring program will result in a one-time charge of $7.9 million. The impact to the Company's FFO will be $7.2 million or $0.26 per share, composed of $4.5 million of severance and other charges, and $2.7 million of accelerated costs of the Company's existing retirement plan. The Company projects that when fully implemented, the reorganization will result in annual savings of at least $1 million or approximately $0.04 per share. The Company projects that the cash requirement of the management reorganization will be $4.6 million, to be funded from the Company's line of credit.


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         The Company expects to incur additional costs related to the reorganization during the second half of 2000 that can not be precisely determined at this time. These costs are projected to result in a charge to FFO of up to $1.6 million or $0.06 per share.

         Headquartered in Jacksonville, Florida, Koger Equity specializes in developing, owning and operating state-of-the-art suburban office parks under the "Koger Center" brand name. The Company owns 22 suburban office parks and four office buildings with a total of 12.2 million square feet, located in 15 cities in the Southeast and Southwest. It also provides third-party property management services for eight additional buildings totaling 542,000 square feet.

         For more information on Koger Equity (NYSE:KE), contact the Company at 904/732-1000 or visit its Web site at www.koger.com.

         The foregoing message contains forward-looking statements. The actual results of operations could differ materially from those projected because of factors affecting the financial markets, reactions of the Company's existing and prospective investors, the ability of the Company to implement the management reorganization, acceptance of the management reorganization by the Company's employees, contractors, tenants and others, the ability of the Company to identify and execute development projects and acquisition opportunities, the ability of the Company to renew and enter into new leases on favorable terms, and other risk factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Cautionary Statement Relevant to Forward-Looking Information for Purpose of the `Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995" in the Company's Annual Report on Form 10-K/A for the Fiscal Year Ended December 31, 1999.

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